UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 25, 2010

MEDICAL ALARM CONCEPTS HOLDING, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-153290	26-3534190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5215-C Militia Hill Road, Plymouth Meeting, PA		19462
(Address of principal executive offices)		(Zip Code)

(877) 639-2929
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 25, 2010, Medical Alarm Concepts Holding, Inc. (the “Company”) received notice from its independent registered public accounting firm, Li & Company, PC, that an error had been made in the Company’s historical financial statements.  The Company’s independent registered public accounting firm advised the Company of this error during the course of the audit of the Company’s 2010 consolidated financial statements.  The error affects primarily the Company’s equity section and operating expenses.

As a result of the error, the Board of Directors determined that the Company should restate its financial statements for the periods ending December 31, 2009 and March 31, 2010 to reflect that the Company did not issue a warrant to purchase two million (2,000,000) shares of restricted common stock as payment for investor relations services.  Such restatements impact the financial statements and other financial information included in Item 1. Financial Statements and Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations for each of the Quarterly Reports on Form 10-Q that were previously filed with the Securities and Exchange Commission (the “SEC”).  The Company’s Board of Directors and its management have discussed each of these matters with the Company’s independent registered public accounting firm.  As a result of the restatements, the Company’s previously issued financial statements in its Quarterly Reports on Form 10-Q for the periods ended December 31, 2009 and March 31, 2010 should no longer be relied upon.

The Company plans to file with the SEC amended Quarterly Reports on Form 10-Q for the periods ended December 31, 2009 and March 31, 2010 following the filing of this Current Report on Form 8-K.

Correspondence from the Company’s independent registered accounting firm with regard to whether it agrees with the statements made by the Company in response to this Item 4.02 is attached hereto as Exhibit 7.1.

Item 9.01        Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

7.1	Letter from Li & Company, PC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2010		MEDICAL ALARM CONCEPTS HOLDING, INC.

	By:	/s/ Howard Teicher
Howard Teicher
Chief Executive Officer and Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description

7.1	Letter from Li & Company, PC.